OYO GEOSPACE News Release

7007 Pinemont

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2004 RESULTS

STAFFORD, Texas -- December 7, 2004 -- OYO Geospace (NASDAQ: OYOG) today announced net income of $6.0 million, or $1.05 per diluted share, on revenues of $63.5 million for its fiscal year ended September 30, 2004. This compares with a net loss of $2.5 million, or $(0.46) per diluted share, on revenues of $50.9 million for the prior year.

For the fourth quarter ended September 30, 2004, OYO Geospace recorded sales of $15.9 million and net income of $510,000, or $0.09 per diluted share. For the comparable period last year, the company recorded sales of $11.4 million and a net loss of $494,000, or ($0.09) per diluted share.

The company noted that its earnings for fiscal year 2004 benefited from lower income taxes. Such benefits, when measured against the U.S. statutory rate of 34 percent, included (i) tax credits and a special tax deduction allowed to U.S. export manufacturers totaling $0.9 million, (ii) the reversal of a $0.8 million deferred tax valuation allowance due to the realization of deferred tax assets, and (iii) a $0.4 million benefit resulting from taxing rates in certain foreign taxing jurisdictions being lower than the U.S. statutory tax rate. Recently announced changes in U.S. tax legislation are expected to result in the phasing out of the special deduction allowed to U.S. export manufacturers. Consequently, the company expects its effective tax rate to increase in fiscal year 2005.

"Fiscal year 2004 saw an improved demand for our seismic exploration and reservoir monitoring products, especially in our foreign markets. The successful consolidation of our Houston-area facilities, which concluded in January 2004, also contributed to our improved financial results," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"Past investments in our Russian operation also contributed to the improvement in our financial results, yielding record sales and operating profits in fiscal year 2004, in large part due to a strong winter season. Our Russian operation now manufactures and exports seismic products for worldwide consumption. In fiscal year 2005, we intend to pursue further investment and integration of our product technologies from our Houston-based manufacturing operations. Last year's strong winter demand also provided our Canadian operations with record operating profits. With oil and gas commodity prices at current levels, we expect that strong demand will continue this winter for both our Russian and Canadian operations," said Owens.

"Revenues and profits from our seismic reservoir products also increased this year. A new pilot deepwater seismic reservoir system for Shell was installed in the Gulf of Mexico during the fourth quarter of fiscal year 2004. This new deepwater system installation follows the world's first such system installation which we completed last year for BP in the North Sea. Both of these systems are functioning as designed and, in this regard, we received a $3.6 million bonus award during fiscal 2004 due to the successful performance of BP's system. We anticipate that the reservoir characterization market will continue to be a primary focus for our company in the years ahead," continued Owens.

"The development of our non-seismic sensor and cable products and capabilities continued this year. We expect to invest further in these areas with the goal of broadening our customer base and production capabilities in fiscal 2005. It is our expectation that investment into deepwater production facilities in the coming years should provide us with good growth opportunities for this new market," continued Owens.

"Our commercial graphics market experienced flat growth in both sales and profits during fiscal year 2004. At the end of the fourth quarter of fiscal year 2004, we purchased from Graphtec Corporation its thermal printhead production assets located in Fujisawa, Japan. Until that acquisition, Graphtec had been our exclusive vendor for thermal printheads utilized in our thermal imaging devices. It is our plan to relocate those assets to our Houston manufacturing facility, which we hope to complete in our third quarter of fiscal year 2005. We expect that this acquisition will give us the ability to produce internally the thermal printheads needed for our commercial graphics markets, and it will allow us to explore the possibility of supplying thermal printheads and thermal film to OEM manufacturers in other markets. Following this acquisition, we plan to change the name of this business segment to "Thermal Solutions" to better reflect its broader market scope and growth possibilities," said Owens.

"Overall, fiscal year 2004 was a very good year for OYO Geospace and the markets it serves. Our revenues were up, our margins increased and, due to strong cash flows, we reduced our borrowings by $5.3 million. Also, under a new credit facility, we now have the capacity to borrow up to $15.0 million. We believe that the foundation for our continued growth is in place. We expect to build on this foundation during the coming year with further investment in our manufacturing facilities, increased focus on product development and continued operational improvements from our facility consolidation and reorganization efforts," said Owens.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the thermal printing industry worldwide.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities end Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO Geospace Corporation and Subsidiaries
Consolidated Statements of Operations
(in thousands except share and per share data)
(unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003

Sales	$ 15,915	$ 11,421	$ 63,538	$ 50,854
Cost of sales	11,449	8,513	40,787	38,337
Gross profit	4,466	2,908	22,751	12,517

Operating expenses:
Selling, general and administrative expenses	3,101	2,507	12,086	11,273
Research and development expenses	1,143	1,224	4,794	5,226
Total operating expenses	4,244	3,731	16,880	16,499

Income (loss) from operations	222	(823)	5,871	(3,982)

Other income (expense):
Interest expense	(59)	(105)	(419)	(464)
Interest income	65	106	268	329
Other, net	98	56	212	204
Total other income, net	104	57	61	69

Income (loss) before income taxes and minority interest	326	(766)	5,932	(3,913)
Income tax benefit	(187)	(355)	(47)	(1,399)

Income (loss) before minority interest	513	(411)	5,979	(2,514)
Minority interest	(3)	(83)	(26)	(19)

Net income (loss)	$ 510	$ (494)	$ 5,953	$ (2,533)

Basic earnings (loss) per share	$ 0.09	$ (0.09)	$ 1.07	$ (0.46)

Diluted earnings (loss) per share	$ 0.09	$ (0.09)	$ 1.05	$ (0.46)

Weighted average shares outstanding - Basic	5,587,666	5,554,205	5,573,611	5,550,216

Weighted average shares outstanding - Diluted	5,711,234	5,554,205	5,684,853	5,550,216